As filed with the Securities and Exchange Commission on April 11, 2017
Registration No. 333-217071

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________
Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933
_______________________________________________

CLOUDERA, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	26-2922329
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial code number)	(I.R.S. employer identification no.)
_______________________________________________

1001 Page Mill Road, Building 3
Palo Alto, CA 94304
(650) 362-0488
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________________________________

Thomas J. Reilly
Chief Executive Officer
Cloudera, Inc.
1001 Page Mill Road, Building 3
Palo Alto, CA 94304
(650) 362-0488
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________________________

Copies to:

David A. Bell, Esq. Niki Fang, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 (650) 988-8500	David Middler, Esq., Chief Legal Officer Jay Wedge, Esq., Senior Counsel Cloudera, Inc. 1001 Page Mill Road, Building 3 Palo Alto, CA 94304 (650) 362-0488	Richard C. Blake, Esq. Heidi E. Mayon, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Blvd. Redwood City, CA 94063 (650) 321-2400
_______________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)
_______________________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. .

EXPLANATORY NOTE
This Amendment No. 2 is being filed solely for the purpose of filing Exhibits 3.01, 3.02, 3.03 and 3.04 of the Registration Statement (Commission File No. 333-217071). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission (SEC) registration fee and the Financial Industry Regulatory Authority (FINRA) filing fee.

SEC registration fee		$23,180
FINRA filing fee		30,500
New York Stock Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*
___________
* To be provided by amendment.
Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or Securities Act.
As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation that will be in effect upon the completion of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws that will be in effect upon the completion of the offering provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•
the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.
The Registrant has entered, and intends to continue to enter into separate indemnification agreements with its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant for which indemnification is sought. Reference is also made to the Underwriting Agreement filed as Exhibit 1.01 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.01
Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering	3.02
Form of Restated Bylaws of the Registrant, to be in effect upon completion of this offering	3.04
Amended and Restated Investor Rights Agreement, dated as of March 24, 2014, by and among the Registrant and certain investors of the Registrant	4.02
Form of Indemnity Agreement entered into between the Registrant and its directors and executive officers	10.01
Item 15. Recent Sales of Unregistered Securities.
Since January 26, 2014 through March 30, 2017, the Registrant has issued and sold the following unregistered securities:

1.
Options to employees, directors, consultants, and other service providers to purchase an aggregate of 5,066,310 shares of common stock under its 2008 Equity Incentive Plan, or 2008 Plan, with per share exercise prices ranging from $10.05 to $20.24.

2.	Options to employees to purchase an aggregate of 64,574 shares of common stock under its Gazzang Plan, with per share exercise prices ranging from $1.59 to $1.82.

3.	An aggregate of 27,213,968 restricted stock units to employees, directors, consultants, and other service providers to be settled in shares of common stock under its 2008 Plan.

4.
10,776,428 shares of common stock to its employees, directors, consultants, and other service providers upon exercise of options granted under its 2008 Plan, with purchase prices ranging from $0.085 to $19.46, for an aggregate purchase price of $21,161,977.

5.	1,008 shares of common stock to employees upon exercise of options granted under its Gazzang Plan, with purchase prices ranging from $1.59 to $1.82, for an aggregate purchase price of $1,784.

6.
In May 2014, the Registrant entered into a Series F‑1 Preferred Stock Purchase Agreement pursuant to which it issued and sold to one accredited investors an aggregate of 11,994,668 shares of its Series F‑1 preferred stock, at a purchase price of $30.92 per share, for aggregate consideration of approximately $370,875,135.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.
Item 16. Exhibits and Financial Statement Schedules.
(a)    Exhibits.

Exhibit Number	Exhibit Title
1.01*	Form of Underwriting Agreement
3.01	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.02	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering
3.03	Amended and Restated Bylaws of the Registrant, as currently in effect
3.04	Form of Restated Bylaws of the Registrant, to be effective upon the completion of this offering
4.01**	Form of Registrant’s Common Stock Certificate
4.02**	Amended and Restated Investor Rights Agreement, dated as of March 28, 2017, by and among the Registrant and certain investors of the Registrant
4.03**	Voting and Standstill Agreement, dated as of March 28, 2017, by and between the Registrant and Intel Corporation
4.04**	Confidentiality Agreement, dated as of March 21, 2014, by and between the Registrant and Intel Corporation
5.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered
10.01**	Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers
10.02**	2008 Equity Incentive Plan, as amended, and forms of agreement thereunder
10.03**	2017 Equity Incentive Plan, and forms of agreement thereunder
10.04**	2017 Employee Stock Purchase Plan
10.05**	Offer Letter between Thomas J. Reilly and the Registrant, dated May 22, 2013
10.06**	Employment Agreement between Jim Frankola and the Registrant, dated September 10, 2012
10.07**	Offer Letter between Michael A. Olson and the Registrant, dated October 2008
10.08†**	Lease between 495 Java Drive Associates, L.P. and the Registrant, dated as of April 18, 2013
10.09†**	Lease between 395 Page Mill LLC and the Registrant, dated as of September 6, 2016
10.10†**	Consent to Sublease between 395 Page Mill LLC, Machine Zone, Inc. and the Registrant dated as of September 26, 2016
10.11**	Sublease between Rubrik, Inc. and the Registrant, dated as of February 8, 2017
10.12**	Amended and Restated Collaboration and Optimization Agreement, dated as of March 21, 2017, by and between the Registrant and Intel Corporation

10.13†**	Enterprise Subscription Agreement, dated as of April 25, 2014, by and between the Registrant and Intel Corporation
21.01**	List of subsidiaries
23.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01)
23.02**	Consent of Independent Registered Public Accounting Firm
24.01**	Power of Attorney (included on the signature page to this Registration Statement)
___________

*	To be filed by amendment.

**	Previously filed.

†
Confidential treatment has been requested for portions of this exhibit pursuant to Rule 406 promulgated under the Securities Act. These portions have been omitted and submitted separately to the Securities and Exchange Commission.

(b)    Financial Statement Schedules.
All other financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.
Item 17. Undertakings.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:

(1)
for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
for the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on  April 11, 2017.

CLOUDERA, INC.

By:	/s/ Thomas J. Reilly
Thomas J. Reilly
Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date
	/s/ Thomas J. Reilly	Chief Executive Officer and Director (Principal Executive Officer)	April 11, 2017
Thomas J. Reilly
	/s/ Jim Frankola	Chief Financial Officer (Principal Financial Officer)	April 11, 2017
Jim Frankola
	*	Vice President of Finance (Principal Accounting Officer)	April 11, 2017
Wayne Kimber
	*	Chief Strategy Officer and Chairman (Director)	April 11, 2017
Michael A. Olson
	*	Director	April 11, 2017
Martin I. Cole
	*	Director	April 11, 2017
Kimberly Hammonds
	*	Director	April 11, 2017
Ping Li
	*	Director	April 11, 2017
Steve J. Sordello
	*	Director	April 11, 2017
Michael A. Stankey
By:	/s/ Thomas J. Reilly
Thomas J. Reilly Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.01*	Form of Underwriting Agreement
3.01	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.02	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering
3.03	Amended and Restated Bylaws of the Registrant, as currently in effect
3.04	Form of Restated Bylaws of the Registrant, to be effective upon the completion of this offering
4.01**	Form of Registrant’s Common Stock Certificate
4.02**	Amended and Restated Investor Rights Agreement, dated as of March 28, 2017, by and among the Registrant and certain investors of the Registrant
4.03**	Voting and Standstill Agreement, dated as of March 28, 2017, by and between the Registrant and Intel Corporation
4.04**	Confidentiality Agreement, dated as of March 21, 2014, by and between the Registrant and Intel Corporation
5.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered
10.01**	Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers
10.02**	2008 Equity Incentive Plan, as amended, and forms of agreement thereunder
10.03**	2017 Equity Incentive Plan, and forms of agreement thereunder
10.04**	2017 Employee Stock Purchase Plan
10.05**	Offer Letter between Thomas J. Reilly and the Registrant, dated May 22, 2013
10.06**	Employment Agreement between Jim Frankola and the Registrant, dated September 10, 2012
10.07**	Offer Letter between Michael A. Olson and the Registrant, dated October 2008
10.08†**	Lease between 495 Java Drive Associates, L.P. and the Registrant, dated as of April 18, 2013
10.09†**	Lease between 395 Page Mill LLC and the Registrant, dated as of September 6, 2016
10.10†**	Consent to Sublease between 395 Page Mill LLC, Machine Zone, Inc. and the Registrant dated as of September 26, 2016
10.11**	Sublease between Rubrik, Inc. and the Registrant, dated as of February 8, 2017
10.12**	Amended and Restated Collaboration and Optimization Agreement, dated as of March 21, 2017, by and between the Registrant and Intel Corporation
10.13†**	Enterprise Subscription Agreement, dated as of April 25, 2014, by and between the Registrant and Intel Corporation
21.01**	List of subsidiaries
23.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01)
23.02**	Consent of Independent Registered Public Accounting Firm
24.01**	Power of Attorney (included on the signature page to this Registration Statement)
___________

*	To be filed by amendment.

**	Previously filed.

†
Confidential treatment has been requested for portions of this exhibit pursuant to Rule 406 promulgated under the Securities Act. These portions have been omitted and submitted separately to the Securities and Exchange Commission.